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                                                                   EXHIBIT 10.18


                        AMERICAN NATIONAL CAN GROUP, INC.

                              DIRECTOR'S STOCK PLAN



1.   THE PLAN

a) Purpose. The purpose of the American National Can Group, Inc. Director's Stock Plan (the "Plan") is to promote the longer-term financial success of American National Can Group, Inc. (the "Company") by providing a means for directors to own shares in the Company.

b) Effective Date. To serve this purpose, the Plan will become effective upon its adoption by the Company's Board of Directors, but in no event shall the Plan become effective until the occurrence of the initial public offering of shares of the Company's stock.



2.   ADMINISTRATION

a) Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee").

b) Powers and Authority. The Committee's powers and authority include interpreting the Plan's provisions and administering the Plan in a manner that is consistent with its purpose. All actions taken, and determinations made, by the Committee in respect of the Plan shall be conclusive and non-appealable.

c) Eligible Participants. Includes any member of the Board of Directors of the Company who is not a current employee of the Company on the date of the annual grants.

d) Award Agreement. An award under the Plan shall be subject to the terms and conditions provided for in the Plan. The terms and conditions of any award to any eligible participant shall be reflected in a written document, the form of which will be determined by the Committee. A copy of such document will be provided to the participant, and the Committee may, but need not require that the participant sign a copy of the document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any participant signature is required.

e) Award Prices. For the Plan purposes, each stock option shall have an exercise price which shall reflect the average traded price of a share of the common stock of the Company, par value $0.01 per share ("Share") on the applicable grant date. The per Share exercise price of any stock option may not be decreased after the grant of the award, and a stock option may not be surrendered as consideration in exchange for the grant of a new award with a lower per Share exercise price.



3.   SHARES SUBJECT TO THE PLAN

a) Maximum Shares Available for Delivery. The maximum number of Shares that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 400,000 and (ii) up to 400,000 additional Shares, if authorized by the Company's Board of Directors, which are reacquired in the open market or in a private transaction after the effective date of this Plan using proceeds from stock option exercises. In addition, any Shares granted under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash,

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     shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a stock option under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered or withheld to settle tax liability shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

b) Adjustments for Corporate Transactions. The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding awards; (iii) the exercise price of outstanding stock options; and (iv) any other adjustments the Committee determines to be equitable.



4.   TYPES, TERMS AND AMOUNTS OF AWARDS

     The types of awards that may be granted under the Plan include:

a) Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than that required by Section 2(e). A stock option shall only be in the form of a non-qualified stock option, with a ten-year term. The options shall vest immediately upon grant. The value of the annual stock option award will be $30,000 per director and such value will be determined using a modified Black-Scholes option-pricing model and the following assumptions:

       (i) Current price of the underlying stock will equal the fair market value ("FMV") of the stock on the date of grant. The FMV is defined by the average of the high and the low trading prices on the grant date.

       (ii) The exercise price of the option will remain the same through the term of the option regardless of when it is exercised. As such, the price must be discounted to reflect the present value. The discount rate used will reflect the yield on a U.S. Treasury Bond of equal maturity to the option.

       (iii) Expected volatility of the stock price will reflect the volatility of the company stocks in the Dow Jones Container and Packaging Index during the previous 12 months until 2002. Beginning in 2002, the volatility used in the calculation will reflect the Company's actual stock price volatility for the previous 12 months.

       (iv) Expected divided yield for 1999 will be the anticipated annualized dividend to be paid by the Company during the 12 months following its initial public offering. Beginning in 2000 the dividend yield will reflect the most recent paid dividend on an annualized basis.

       (v)   Expected life of the option will equal the maximum option term.

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     The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise; or (iii) any combination of the above.

b) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Each stock award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. An annual stock award will be granted with a FMV of $15,000 to each qualified participant on the date of grant.



5.   DIVIDENDS AND DIVIDEND EQUIVALENTS

     Stock awards granted under the plan include the right to receive dividends or dividend equivalent payments. Stock options have no dividend or dividend equivalent rights.



6.   PLAN AMENDMENT, SUSPENSIONS AND TERMINATION.

     The Company's Board of Directors may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose. The Board of Directors of the Company may amend, suspend or terminate this Plan at any time. Any such amendment, suspension or termination shall not of itself impair any outstanding award grant under the Plan or the applicable participant's rights regarding such award.



7.   MISCELLANEOUS

a) No Individual Rights. Neither the Plan nor any action taken hereunder shall be construed as giving any director any right to continue to perform services for the Company, any subsidiary or related entity.

b) Binding Arbitration. Any dispute or disagreement regarding participation and/or a recipient's rights under the Plan shall be settled solely by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The Company's Board of Director's has the sole right to select the arbitrator.

c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

d) Transferability. Except as otherwise provided by the Committee, awards under the plan are not transferable other than as designated by the participant by will or by the laws of descent and distribution.

e) Governing Law. The Plan shall be governed by the laws of the State of Illinois, U.S.A.